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                                                                 Exhibit (d)(16)

                               FORWARD FUNDS, INC.

                              SUBADVISORY AGREEMENT

AGREEMENT, effective commencing on March 30, 2005, between Netols Asset Management, Inc (the "Subadvisor"), Forward Management, LLC (the "Investment Advisor") and Forward Funds, Inc. (the "Company"), on behalf of the Forward Legato Fund (the "Fund"), a series of the Company.

WHEREAS, the Company is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, and the Fund is a series of the Company; and

WHEREAS, the Investment Advisor has been retained by the Company to provide investment advisory services to the Fund with regard to the Fund's investments as further described in the Company's registration statement on Form N-1A (the "Registration Statement") and pursuant to an Investment Management Agreement dated March 3, 2005, ("Investment Management Agreement"); and

WHEREAS, the Fund's Board of Directors, including a majority of the directors who are not "interested persons," as defined in the 1940 Act, and the Fund's stockholders have approved the appointment of the Subadvisor to perform certain investment advisory services for the Company, on behalf of the Fund pursuant to this Subadvisory Agreement and as described in the Registration Statement and the Subadvisor is willing to perform such services for the Fund; and

WHEREAS, the Subadvisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Investment Advisor and the Subadvisor as follows:

          1. Appointment The Investment Advisor hereby appoints the Subadvisor to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadvisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2. Investment Advisory Duties Subject to the supervision of the Board of Directors of the Fund and the Investment Advisor, the Subadvisor will, in coordination with the Investment Advisor, (a) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's prospectus and Statement of Additional Information included as part of the Fund's Registration Statement filed with the Securities and Exchange Commission ("SEC"), as they may be amended from time to time, copies of which shall be promptly provided to the Subadvisor by the Investment Advisor; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

In performing its investment management services to the Fund hereunder, the Subadvisor will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy.

The Subadvisor further agrees that, in performing its duties hereunder, it will:

          (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors;

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          (b) use reasonable efforts to manage the Subadvisor's portion of the
          Fund and coordinate with the Investment Advisor and PFPF, Inc (the "Administrator") so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

          (c) place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

          (d) furnish to the Company, the Investment Advisor and/or PFPC, Inc. (the "Administrator") whatever statistical information the Company, the Investment Advisor or the Administrator may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Subadvisor will keep the Company, the Investment Advisor, the Administrator and the Directors informed of developments materially affecting the Fund's portfolio and shall, on the Subadvisor's own initiative, furnish to the Fund from time to time whatever information the Subadvisor reasonably believes appropriate for this purpose;

          (e) make available to the Administrator, the Investment Advisor, and the Company, promptly upon their reasonable request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Investment Advisor, the Administrator, and the Company in their compliance with applicable laws and regulations. The Subadvisor will furnish the Directors, the Administrator, the Investment Advisor, and the Company with such periodic and special reports regarding the Fund as they may reasonably request;

          (f) meet quarterly either in person or by conference call with the Investment Advisor and the Company's Board of Directors to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Investment Advisor and/or the Company;

          (g) immediately notify the Investment Advisor and the Fund in the event that the Subadvisor or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Subadvisor from serving as an investment adviser pursuant to this Subadvisory Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Subadvisor further agrees to notify the Fund and the Investment Advisor immediately of any material fact known to the Subadvisor respecting or relating to the Subadvisor that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

          3. Investment Guidelines The Company or the Investment Advisor shall promptly supply the Subadvisor with such information as the Subadvisor shall reasonably require concerning the Fund's investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund's assets.

          4. Use of Securities Brokers and Dealers. Purchase and sale orders will usually be placed with brokers which are selected by the Subadvisor as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, under the circumstances, taking into account the other provisions hereafter set forth. Whenever the Subadvisor places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Subadvisor is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Subadvisor's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Subadvisor may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Subadvisor determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or

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research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Subadvisor's overall responsibilities to the Subadvisor's discretionary accounts.

Unless otherwise directed by the Company or the Investment Advisor in writing, the Subadvisor may utilize the service of whatever securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

          5. Compensation. After March 31, 2006, the Investment Advisor will pay the Subadvisor at the end of each calendar month an advisory fee computed daily at an annual rate equal to 0.60 % of the Fund's average daily net assets with respect to the portion of the Fund's portfolio allocated to the Subadvisor. The Subadvisor agrees to waive its fee hereunder through March 31, 2006. The Subadvisor may be reimbursed by the Investment Advisor on or before the fourth anniversary of the Fund's commencement of operations for the subadvisory fees waived during the period prior to March 31, 2006 in an amount in proportion to any amounts recouped from the Fund by the Investment Advisor pursuant to the expense limitation agreement between the Investment Advisor and the Company with respect to the Fund for such period.

          6. Fees and Expenses. The Subadvisor shall not be required to pay any expenses of the Fund other than those specifically allocated to the Subadvisor in this section. In particular, but without limiting the generality of the foregoing, the Subadvisor shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Subadvisor's overhead and employee costs); fees payable to the Subadvisor and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Company's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the Administrator for maintaining the Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, directors and employees of the Company who are not interested persons of the Subadvisor; and travel expenses (or an appropriate portion thereof) of officers or directors of the Company who are officers, directors or employees of the Subadvisor to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

          7. Books and Records The Subadvisor agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Subadvisor also agrees that copies of records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be provided promptly to the Fund upon its reasonable request. And the Subadvisor further agrees that it will furnish to regulatory authorities having the requisite authority any information or copies of reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations. The Subadvisor further agrees to

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provide originals of the books and records described in this section if such originals are required by any regulatory of self-regulatory organization with relevant jurisdiction.

          8. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Company agrees that the Subadvisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Subadvisor or with accounts of the affiliates of the Subadvisor, if in the Subadvisor's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Company acknowledges that the determination of such economic benefit to the Fund by the Subadvisor represents the Subadvisor's evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

          9. Standard of Care and Limitation of Liability The Subadvisor shall exercise its reasonable judgment in rendering the services provided by it under this Subadvisory Agreement. The Subadvisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Subadvisory Agreement relates, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadvisor against any liability to the Fund or to holders of the Fund's shares to which the Subadvisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadvisor's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 9, the term "Subadvisor" shall include any officers, directors, employees or other affiliates of the Subadvisor performing services for the Fund.

     . The Subadvisor is indemnified against misrepresentations by the Investment Advisor in selling the Fund.

     . The Fund and the Investment Advisor are ultimately responsible for problems with the custodian that are outside of the Subadvisor's control.

          10. Services Not Exclusive. It is understood that the services of the Subadvisor are not exclusive, and that nothing in this Subadvisory Agreement shall prevent the Subadvisor from providing similar services to other investment companies or other accounts (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Subadvisory Agreement, interfere in a material manner with the Subadvisor's ability to meet its obligations to the Fund hereunder. When the Subadvisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Subadvisor recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadvisor nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Subadvisor provides any advice to its clients concerning the shares of the Fund, the Subadvisor shall act solely as investment counsel for such clients and not in any way on behalf of the Fund.

     Nothing in this agreement shall limit or restrict Subadvisor or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities or other assets for its or their own account or accounts, and Investment Advisor acknowledges that Subadvisor, its directors, officers, affiliates or employees and other clients of Subadvisor, may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time be acquired, held or disposed of for the investment accounts of clients of Subadvisor. Notwithstanding anything else in this section, all trading by the Subadvisor or its directors, officers, affiliates or employees must be done in accord with Subadvisor's personal trading Code of Ethics.

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          11. Duration and Termination. This Subadvisory Agreement shall continue for a period of two years unless sooner terminated as provided herein. Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Subadvisor, (b) by the Subadvisor at any time without penalty, upon sixty (60) days' written notice to the Fund or (c) by the Investment Advisor at any time without penalty, upon sixty (60) days' written notice to the Subadvisor. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Investment Management Agreement.

          12. Amendments. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Directors of the Fund, including a majority of Directors who are not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

          13. Proxies/Class Action. Unless the Company gives written instructions to the contrary, the Subadvisor shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Subadvisor shall maintain a record of how the Subadvisor voted and such record shall be available to the Company upon its request. The Subadvisor shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders. Subadvisor shall have no responsibility to file any claim in connection with a class action or other lawsuit filed with respect to any security held by the Fund, such responsibility shall be solely with the administrator and/or Advisor.

          14. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

If to the Company:

     Forward Funds, Inc.
     433 California Street, Suite 1100
     San Francisco, CA 94104

If to the Investment Advisor:

     Forward Management, LLC
     433 California Street, Suite 1100
     San Francisco, CA 94104

If to the Subadvisor:

     Netols Asset Management
     1045 West Glen Oaks Lane, Suite#201
     Mequon, WI 53092

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          15. Confidential Information The Subadvisor shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Subadvisor, as well as any information related to investment advice the sub-advisor provides to the Company or the Investment Advisor shall be treated by such entities as confidential and for the exclusive use and benefit of the Company except as disclosure may be required by applicable law.

          16. Miscellaneous.

               (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

               (b) Concurrently with the execution of this Agreement, the Subadvisor is delivering to the Investment Advisor and the Company a current copy of Part II of its Form ADV, as revised. The Investment Advisor and the Company hereby acknowledge receipt of such copy.

               (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

               (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

               (e) Nothing herein shall be construed as constituting the Subadvisor as an agent of the Company or the Fund.

               (f) The Subadvisor shall be entitled to review and comment on marketing materials prepared by the Investment Advisor regarding the Forward Legato Fund prior to release. The Subadvisor's comments must be received by the Investment Advisor no later than fifteen (15) days prior to release. The Investment Advisor shall have authority to make final decisions as to the form and content of Fund marketing materials.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of March 30, 2005.

                                             NETOLS ASSET MANAGEMENT, INC


                                             By /s/ Joseph P. Waldron
                                                --------------------------------
                                             Name:  Joseph P. Waldron
                                             Title: Vice President


                                             FORWARD MANAGEMENT, LLC


                                             By /s/ Jeremy W. Deems
                                                --------------------------------
                                             Name: Jeremy W. Deems
                                             Title: CFO


                                             FORWARD FUNDS, INC.


                                             By /s/ J. Alan Reid
                                                --------------------------------
                                             Name: J. Alan Reid
                                             Title: President